UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2006

Dear Fellow Shareholders:

You are cordially invited to join us for our 2006 annual meeting of shareholders, which will be held on Wednesday, April 26, 2006, at 11:00 a.m., Minneapolis Time, at the Ameriprise Financial Center, 707 Second Avenue South in Minneapolis, Minnesota. This is our first annual meeting as a newly independent, publicly-held company. Holders of record of our common stock as of February 28, 2006, are entitled to notice of and to vote at the 2006 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described at the bottom of page 37 of the proxy statement and discussing the business of your company with you.

We look forward to seeing you at the annual meeting.

Sincerely,

JAMES M. CRACCHIOLO
Chairman and Chief Executive Officer

AMERIPRISE FINANCIAL, INC. 707 SECOND AVENUE SOUTH MINNEAPOLIS, MINNESOTA 55474

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, April 26, 2006, at 11:00 a.m. Minneapolis Time
PLACE	Ameriprise Financial, Inc. Market Garden—Skyway Level 707 Second Avenue South Minneapolis, Minnesota 55474
ITEMS OF BUSINESS	(1) To elect three Directors.
(2) To ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accountants for 2006.
(3) To transact such other business that may properly come before the Meeting or any adjournment of the meeting.
RECORD DATE	You can vote if you are a stockholder of record on February 28, 2006.

By order of the Board of Directors,

THOMAS R. MOORE
Corporate Secretary & Chief Governance Officer
March 20, 2006

AMERIPRISE FINANCIAL, INC. 707 SECOND AVENUE SOUTH MINNEAPOLIS, MINNESOTA 55474

March 20, 2006

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Ameriprise Financial, Inc. for the 2006 Annual Meeting of Shareholders (the Meeting) and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to Ameriprise Financial, Inc. as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 11:00 a.m. Minneapolis Time, on Wednesday, April 26, 2006, at our Minneapolis headquarters and invite you to attend in person. If you need special assistance at the Meeting because of a disability, you may contact Thomas R. Moore, our Corporate Secretary and Chief Governance Officer, by telephone at (612) 678-0106, by e-mail at thomas.r.moore@ampf.com or by writing to him at 1098 Ameriprise Financial Center, Minneapolis, MN 55474.

We have arranged for a live audio Web cast of the 2006 Annual Meeting to be accessible to the general public on the Internet at http://ir.ameriprise.com. A replay of the Meeting’s audio Web cast will also be available at the same Web site address beginning later the same day.

We intend to mail this proxy statement and a proxy card to shareholders starting on or about March 20, 2006.

VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 28, 2006, which is the record date for the Annual Meeting. On February 28, 2006, we had 250,648,428 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one of the following ways:

•       directly in your name as the shareholder of record, which includes restricted stock awards issued to employees under our long-term incentive plans;

•       indirectly through a broker, bank or other holder of record in “street name”; or

•       indirectly in the Ameriprise Financial, Inc. Stock Fund of our 401(k) Plan (AMP 401(k)), the American Express Company Incentive Savings Plan (AXP ISP) or the Employee Stock Ownership Plan of Amex Canada, Inc. and Amex Bank of Canada (AXP Canada Plan).

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important.   We encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern Time on Monday, April 24, 2006, for shares held in employee plans, and through 11:59 p.m. Eastern Time on Tuesday, April 25, 2006 for all other shares. You may vote in one of the following ways:

By Telephone.   If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet.   You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail.   If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, you can vote by completing and mailing the voting instruction card.

At the Annual Meeting.   The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies.   You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the AMP 401(k), the AXP ISP or the AXP Canada Plan, your proxy card includes shares that the relevant plan has credited to your account.

To allow sufficient time for the AMP 401(k) and the AXP ISP trustees to vote, the trustees must receive your voting instructions by 10:00 a.m. Eastern Time, on Monday, April 24, 2006. If the AMP 401(k) trustee or the AXP ISP trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other AMP
401(k) and/or AXP ISP participants who did vote. If the trustee for the AXP Canada Plan does not receive your instructions by that date, the trustee will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons or in the event of a contested proxy solicitation. However, if a stockholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the stockholder voted. In addition, the Inspector of Elections and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum.   We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Votes Required for Proposals.   To elect Directors and adopt the other proposals, the following proportion of votes is required:

•       To elect the Directors, a plurality of the votes cast.

•       To ratify the Audit Committee’s selection of our independent registered public accountants for 2006, the affirmative vote of a majority of the votes cast.

Routine and Non-Routine Proposals.   The rules of the New York Stock Exchange (the Exchange) determine whether proposals presented at stockholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

How We Count Votes.   In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In counting votes on the proposals:

•       We do not count abstentions or broker non-votes, if any, as votes cast for the election of Directors, but we do count votes withheld for one or more nominees as votes cast.

•       We count abstentions as votes cast on our proposal to ratify the selection of the independent registered public accountants, which therefore have the effect of a vote against the proposal. We also do not count broker non-votes, if any, as votes cast on this proposal. Therefore, broker non-votes will have no impact on the outcome of this proposal.

Multiple Shareholders Sharing the Same Address

For those shareholders who share a single address and would like to receive only one annual report and proxy statement to that address in the future, instructions on how you can sign-up for this service are printed on the enclosed proxy card or voting instruction card. This service, known as “householding,” is designed to reduce our printing and postage costs. If after signing up, any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s Corporate Secretary. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Company’s Corporate Secretary. The contact information for the Company’s Corporate Secretary is stated above on page one under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission for no additional compensation. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D.F. King $12,000 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees with oversight being provided by the Board of Directors. Except for James M. Cracchiolo, our Chairman and Chief Executive Officer, none of our Board members is an employee of the Company. As required by the corporate governance rules of the Exchange, the Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and advisors and the Code of Business Conduct for Directors, each of which was also adopted by the Board of Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Chief Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Chief Governance Officer will periodically review the Company’s governance principles and practices to assure that they continue to reflect high standards and make recommendations to the Nominating and Governance Committee in connection with the Company’s governance practices.

A complete copy of the Company’s Governance Principles, the charters of the Board Committees and the Codes of Conduct for employees and Directors may be found on the corporate governance section of the Company’s Investor Relations Web site at http://ir.ameriprise.com. The Audit Committee charter is also attached as Exhibit A to this proxy statement. Copies of these materials also are available without charge upon written request to the Corporate Secretary of the Company.

Director Independence

Our Corporate Governance Principles provide that a significant majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by the Exchange.

The Exchange’s corporate governance rules permit a listed company’s board of directors to adopt categorical standards of director independence. Categorical standards permit a board of directors to determine in advance that specific categories of relationships between a listed company and a director do not, by themselves, render a director non-independent. Of course, categorical standards of independence can’t override the bright-line independence tests established by the Exchange. Categorical standards are intended to assist a board in making determinations of independence. The Exchange recognizes that the adoption and disclosure of categorical standards provide investors with an adequate means of assessing the quality of a board’s independence and its independence determinations while avoiding the excessive disclosure of immaterial relationships.

Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted four categorical standards of independence. Our Board applied these standards in determining the independence of the persons nominated for election as directors at the Meeting. These categorical standards, which are set forth in Exhibit B to this proxy statement, describe categories of relationships that our Board has determined are not material to its determinations of director independence.

The categorical standards of independence generally provide, among other things, that ordinary course business relationships do not constitute material relationships. The categorical standards permit the provision of consulting, legal, or accounting services within ordinary course business relationships as long as two conditions are satisfied. First, the director or an immediate family member can’t personally provide the services to Ameriprise Financial, Inc. as his or her primary client. Second, the director or immediate family member can’t be a partner, managing member, or principal of, or an executive officer with significant policy-making authority over, the firm providing the services to Ameriprise Financial, Inc.

As required by the Exchange’s corporate governance rules, we disclose below if all of a director’s relationships with us meet these categorical standards.

In certain limited cases, a director may have a relationship that is described by a categorical standard and an Exchange bright-line independence test. In such a case, the bright-line test will determine whether the director’s relationship is a material relationship that prohibits a determination of independence by our Board.

The categorical standards of independence adopted by the Board may be amended from time to time. The current version of the categorical standards may be found on the corporate governance section of the Company’s Investor Relations Web site at http://ir.ameriprise.com.

Pursuant to the recommendation of its Nominating and Governance Committee, on January 26, 2006 our Board affirmatively determined that each of the following directors has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Therefore, our Board has affirmatively determined that each of these directors is independent under the Exchange’s corporate governance rules:  Ms. Marshall and Messrs. Hall, Lewis, Noddle, Powers, Sarles, Sharpe and Turner. Each of these directors has or may have one or more relationships with the Company that meet the categorical standards of independence adopted by our Board. The only other Director is Mr. Cracchiolo, the Company’s Chief Executive Officer, who is not independent.

Director Qualifications and Board Policies

Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, business or public sector activities.

Directors should possess integrity, independence, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The non-management Directors shall meet periodically in executive session without the Chief Executive Officer present.

The executive sessions of non-management Directors shall be presided over by the Director who is the chairman of the Committee responsible for the issue being discussed. The Board will schedule at least three executive sessions of non-management Directors each year including one executive session of independent Directors only. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern. During 2005, the Board held one executive session of non-management Directors.

Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

The Company believes that each Director should have a substantial personal investment in the Company. A personal holding of Company shares having a market value of $375,000 upon attainment is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. The April 26, 2006, Annual Meeting of Shareholders will be the Company’s first shareholder meeting since the separation of the Company’s ownership (the Spin-Off) on September 30, 2005, from American Express Company (American Express).

Communicating with Directors.   The Board of Directors has provided a means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company’s Corporate Secretary who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company’s Corporate Secretary, may not be forwarded to the Directors.

If a shareholder wishes to communicate a concern to the Chair of the Audit Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of the Company’s Corporate Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating and Governance Committee in care of the Company’s Corporate Secretary. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent Directors in care of the Company’s Corporate Secretary. The contact information for the Company’s Corporate Secretary is stated above on page one under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to Ethicspoint®, at (800) 963-6395. This is a confidential service that allows people to report compliance or ethical issues and concerns they may have at Ameriprise Financial. An Ethicspoint® specialist will forward accounting and auditing issues to our General Auditor and our General Counsel who will confirm that the matter is properly investigated and, if deemed appropriate, report the results to the Audit Committee.

Board Meetings

Since the Spin-Off on September 30, 2005, the Board of Directors met two times during 2005. All our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2005.

Membership on Board Committees

This table lists our three Committees, the Directors who currently serve on them and the number of Committee meetings held in 2005.

Name	Audit	Compensation and Benefits	Nominating and Governance
Mr. Cracchiolo
Mr. Hall		•	•
Mr. Lewis		C	•
Ms. Marshall		•	C
Mr. Noddle	•		•
Mr. Powers	•	•
Mr. Sarles	•		•
Mr. Sharpe	•	•
Mr. Turner	C
2005 Meetings	4	5	1

C = Chair

• = Member

Compensation and Benefits Committee

The Compensation and Benefits Committee has oversight responsibility for the compensation and benefit programs for executive officers and other employees. All members of the Compensation and Benefits Committee are independent Directors as required by the listing standards of the Exchange and the Company’s Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation.   The Compensation and Benefits Committee members include Ira. D. Hall, W. Walker Lewis (Chairman), Siri S. Marshall, Richard F. Powers III, and Robert F. Sharpe, Jr. None of the members is a former or current officer or employee of the Company or any of its subsidiaries.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees, and advises the Board on corporate governance matters. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the Exchange and the Company’s Corporate Governance Principles.

Director Nomination Process.   The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board submitted by shareholders. Each member of the Committee participates in the review and discussion of Director candidates. In addition, members of the Board of Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company such as general management, finance, marketing, technology, law, business or public sector activities. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company’s affairs. Candidates should also possess a willingness to challenge and stimulate management, the ability to work as part of a team in an environment of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page 37. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors. Since the Spin-Off, the Nominating and Governance Committee has not nominated any new candidates for election.

Audit Committee

The responsibilities of the Audit Committee are described in the Audit Committee charter attached as Exhibit A and in the following Audit Committee Report.

All members of the Audit Committee are independent Directors as required by applicable regulations of the Securities and Exchange Commission (SEC), the listing standards of the Exchange and the Company’s Corporate Governance Principles, including the Categorical Standards for Director Independence described above. The Board has also determined that Mr. Turner is an “audit committee financial expert” as defined by SEC regulations.

AUDIT COMMITTEE REPORT

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company’s consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting. The annual reporting and audit requirement related to internal control over financial reporting will first become effective for the Company for its fiscal year ending December 31, 2006.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent registered public accountants their independence from the Company and its management, and has considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee meets with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the Company’s control environment and the overall quality of the Company’s financial reporting. The Audit Committee also regularly meets in executive session without other persons present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE

William H. Turner, Chairman
Jeffrey Noddle
Richard F. Powers III
H. Jay Sarles
Robert F. Sharpe, Jr.

COMPENSATION OF DIRECTORS

Cash and Equity Based Compensation

In 2005, we paid each non-management Director compensation for Board service as follows:

•       an annual retainer of $75,000 (prorated for the three months of service provided in fiscal 2005);

•       an annual retainer of $12,500 for the chair of the Audit Committee, $7,500 for the chair of the Compensation and Benefits Committee and $5,000 for the chair of the Nominating and Governance Committee (prorated for the three months of service provided in fiscal 2005);

•       an annual grant of $75,000 in deferred share units (DSUs) under the Outside Directors Deferred Share Plan described below; and

•       reimbursement of customary expenses for attending board, committee and shareholder meetings.

We do not pay Mr. Cracchiolo any additional compensation for serving as a Director.

Outside Directors Deferred Share Plan.   On October 7, 2005, each non-management Directors received 2,216 DSUs upon election to our Board in connection with the consummation of the Spin-Off. The DSUs will be held for the Director until his or her retirement or other separation of service from our Board. Each DSU has a notional value equal to the value of one share of the Company’s common stock. Upon the Director’s retirement or other separation of service from our Board, the accumulated DSUs will be paid out in the corresponding number of common shares plus reinvested dividends from the date of grant.

The number of DSUs granted in 2005 reflects the Board’s decision at the time of the Spin-Off to set total Director compensation at a level competitive with director compensation within a group of financial services companies to reflect the Company’s relative placement within the group based on expected market capitalization, net income, revenue and total assets. Based on the price of the Company’s shares at that time, 2,216 DSUs was the resulting 2005 grant. The Committee plans to review this number periodically with a view to keeping total Director compensation at an appropriate level.

Deferred Compensation

Non-management Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that we credit at a composite corporate bond interest rate, or (2) in a DSU account that corresponds to the performance of our common shares, including reinvested dividends. Two Directors currently elect to defer cash compensation in DSUs.

Matching Gift Program

Non-management Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as the Company’s employees. Under this program, the Company matched gifts made by our independent Directors in 2005 to certain tax-exempt organizations, up to an aggregate of $8,000 per Director.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many Ameriprise Financial, Inc. common shares certain individuals and entities beneficially owned on February 28, 2006. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the five executive officers named in the compensation tables included in subsequent sections of this proxy statement and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

The column captioned “Deferred Share Units” shows DSUs owned by non-management Directors through the Outside Directors Deferred Share Plan and phantom units owned by the executive officers under the Company’s Supplemental Retirement Plan. The information in this column is not required by the rules of the SEC because these units carry no voting rights and will be settled in shares of common stock that the recipient does not have the right to acquire within 60 days of February 28, 2006. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

Name	Number of Shares Owned(4)(5)		Right to Acquire(6)	Percent of Class(%)	Deferred Share Units
Warren E. Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	30,322,137	(1)	—	12.1%	—
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	18,937,333	(2)	—	7.6%	—
FMR Corp. and Edward C. Johnson 82 Devonshire Street Boston, MA 02109	13,770,412	(3)	—	5.5%	—
Ira D. Hall	—		—	*	2,227
W. Walker Lewis	75		—	*	2,227
Siri S. Marshall	—		—	*	2,227
Jeffrey Noddle	—		—	*	2,676
Richard F. Powers III	—		—	*	2,227
H. Jay Sarles	2,000		—	*	2,227
Robert F. Sharpe, Jr.	3,000		—	*	2,676
William H. Turner	4,080	(7)	—	*	2,227
James M. Cracchiolo	191,385		234,653	*	163
Brian M. Heath	27,355		43,722	*	26
William F. Truscott	37,035		68,591	*	67
Walter S. Berman	32,905		—	*	62
Glen Salow	54,671		199,756	*	73
All current Directors and executive officers (21 individuals)	440,834		666,803	* %	19,212

*                    Less than 1%.

(1)          Based on information contained in a report on a Schedule 13G that Warren E. Buffett, Berkshire Hathaway Inc. (Berkshire) and subsidiaries filed with the SEC, which contained information as of October 7, 2005. Of the shares listed in the table, none are held directly by Warren E. Buffett or

Berkshire. Warren E. Buffett is deemed to control Berkshire and may be considered the beneficial owner of the shares that Berkshire beneficially owns. Accordingly, Warren E. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares.

(2)          Based on information contained in a report on an amended Schedule 13G that Davis Selected Advisers, L.P. filed with the SEC on February 21, 2006.

(3)          Based on information contained in a report on Schedule 13G that FMR Corp. and Edward C. Johnson 3d filed with the SEC on February 14, 2006, which contained information as of December 31, 2005. By virtue of their ownership and/or control of FMR. Corp. subsidiaries or other affiliated companies which provide investment advisory and/or management services to funds or other accounts which own the shares listed in the table, each of FMR Corp. and Edward C. Johnson 3d may be considered the beneficial owner of, and having sole dispositive power over, all the shares listed in the table. FMR Corp. has sole voting power over 854,969 shares and shared voting power over none; Edward C. Johnson 3d has no sole or shared voting power over any shares.

(4)          This column includes shares held in employee benefit plan accounts on February 28, 2006, as follows:

Name	Number of Shares in Plan Accounts
James M. Cracchiolo	962
William F. Truscott	—
Glen Salow	68
Brian M. Heath	92
Walter S. Berman	49
All executive officers	2,949

(5)          Certain executive officers hold restricted shares that we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2009. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares
James M. Cracchiolo	176,610
William F. Truscott	31,114
Glen Salow	37,858
Brian M. Heath	20,394
Walter S. Berman	32,833
All executive officers	380,992

(6)          These are shares that the named individuals have the right to acquire, or will within 60 days have the right to acquire, upon the exercise of stock options that they hold.

(7)          Includes 80 shares held indirectly in the William H. Turner IRA.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Our Board of Directors currently has nine members divided into three classes of equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. If, during the year, a Director resigns or retires, the Board of Directors, upon the recommendation from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise.

At this year’s annual meeting, the terms of our Class I directors will expire. Ira D. Hall, Jeffrey Noddle, and Richard F. Powers III, who currently serve as Class I directors with terms expiring at the upcoming annual meeting, have been nominated for reelection to the Board to serve until the 2009 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors.

The Board has appointed Walter S. Berman, John C. Junek, and Thomas R. Moore as proxies who will vote your shares on your behalf. Their names appear on the proxy card. Proxies will be voted for the election of each of the three nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating and Governance Committee. Alternatively, the Board of Directors, as its option, may reduce the number of directors constituting Class I directors.

The three nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected.

The Board of Directors recommends a vote FOR the election of the three director nominees. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2009

Ira D. Hall:   Age 61, director since September 30, 2005. From 2002 until his retirement in late 2004, Mr. Hall served as President and Chief Executive Officer of Utendahl Capital Management, L.P., an asset management firm. From 1998 until 2001, he held leadership roles at Texaco Inc., serving as Treasurer and General Manager of Alliance Management. Prior thereto, he held leadership roles at IBM Corporation and L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Hall also is a member of the boards of directors of The Pepsi Bottling Group, Inc., Praxair, Inc., and The Reynolds and Reynolds Company.

Jeffrey Noddle:   Age 59, director since September 30, 2005. Mr. Noddle has served as the Chief Executive Officer of SUPERVALU INC., a grocery retailer and food wholesaler, since 2001, and as Chairman of its board of directors since 2002. Prior to his present position, Mr. Noddle held a number of other leadership positions at SUPERVALU, including President and Chief Operating Officer from 2000 to 2001, Corporate Executive Vice President and President and Chief Operating Officer of SUPERVALU’s distribution food companies, Corporate Vice President, Merchandising and President of the company’s Fargo and former Miami divisions. Mr. Noddle also serves as Chairman of the board of directors of The Food Marketing Institute and is Chairman of the governance committee of the board of directors of the Independent Grocers Alliance, Inc. In addition, he serves as a member of the boards of directors of Donaldson Company, Inc., The Food Industry Center at the University of Minnesota and the Academy of Food Marketing at Saint Joseph’s University.

Richard F. Powers III:   Age 60, director since September 30, 2005. Mr. Powers is retired, having most recently served as an Advisory Director of Morgan Stanley, a diversified financial services firm, beginning in 2003 and a Trustee of the Van Kampen Funds since 1998. From 2001 to 2002, Mr. Powers was President of the Morgan Stanley Investment Management Client Group, and concurrently served as President and Chief Executive Officer of Van Kampen Investments Inc., a position he held beginning in 1998. Prior to that, he was Executive Vice President and Director of Marketing for the Morgan Stanley Dean Witter brokerage business. Mr. Powers is a member of the board of trustees of Boston College and Co-Chairman of its Wall Street Council and is a Trustee of the Pearl Harbor Museum Fund. His past board service includes Dean Witter, Inc., Dean Witter Financial Services Group, Dean Witter Realty Corp., and Nations Securities.

CLASS II DIRECTORS—TERMS ENDING IN 2007

James M. Cracchiolo:   Age 47, Chairman and Chief Executive Officer of the Company since the Spin-Off on September 30, 2005. Prior to the Spin-Off, Mr. Cracchiolo was Chairman and Chief Executive Officer of American Express Financial Corporation, which was the previous name of our company, since March 2001; President and Chief Executive Officer of American Express Financial Corporation since November 2000; and Group President, Global Financial Services of American Express since June 2000. He served as Chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as President and Chief Executive Officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express in 1982. Mr. Cracchiolo also currently serves on the board of directors of Tech Data Corporation. He is also currently on the board of advisors of the March of Dimes.

H. Jay Sarles:   Age 61, director since September 30, 2005. Mr. Sarles is a private investor and a senior advisor to Nautic Partners, a private equity firm. From April 2004 until his retirement in March 2005, he was Vice Chairman of Bank of America Corporation, a diversified financial services firm. Prior to that, he served as Vice Chairman and Chief Administrative Officer of FleetBoston Financial with responsibility for administrative functions, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet’s businesses at one time or another, including, most recently, the company’s wholesale banking businesses. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles also is a member of the boards of directors of AvalonBay Communities, Inc., C&S Holdings, Inc., Dental Service of Massachusetts and DentaQuest Ventures, Inc. and is a member of the board of trustees of Mount Holyoke College.

Robert F. Sharpe, Jr.:   Age 54, director since September 30, 2005. He was appointed Executive Vice President—Legal and External Affairs of ConAgra Foods, Inc., a diversified foods maker and distributor, in December 2005. From 2002 until joining ConAgra, Mr. Sharpe was a partner at the Brunswick Group LLC, an international financial public relations firm. Prior thereto, he served as Senior Vice President, Public Affairs, Secretary and General Counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was Senior Vice President and General Counsel for RJR Nabisco, Inc.

CLASS III DIRECTORS—TERMS ENDING IN 2008

W. Walker Lewis:   Age 61, director since September 30, 2005. Mr. Lewis currently serves as Chairman of Devon Value Advisers, a financial consulting and investment banking firm which he founded in 1997. Prior thereto, he served as a Managing Director of Kidder Peabody, where he was a member of the firm’s management committee. From 1991 to 1993, Mr. Lewis was President of Avon Products Inc., North America and a member of the Office of the Chairman of Avon Incorporated. Mr. Lewis also is Non-Executive Chairman of Applied Predictive Technologies and a director of Mrs. Fields’ Brands and Owens Corning.

Siri S. Marshall:   Age 57, director since September 30, 2005. Ms. Marshall currently serves as Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc., a diversified foods maker and distributor. In addition, Ms. Marshall managed General Mills’ Tax function from 1994 to 1999 and its Corporate Affairs group from 1999 to 2005. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel and Secretary of Avon Products, Inc. Ms. Marshall also is a Director of the International Institute for Conflict Prevention and Resolution, the Yale Law School Center for the Study of Corporate Law, and a Trustee of the Minneapolis Institute of Arts and the General Mills Foundation. She has served as a Director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe, the American Arbitration Association and the Yale Law School Fund. She has also served as a member of The New York Stock Exchange Legal Advisory Committee and the Bank of America Midwest Advisory Council.

William H. Turner:   Age 65, director since September 30, 2005. Mr. Turner has been Dean of the College of Business at Stony Brook University since January 2004. From October 2002 to December 2003, he was Senior Partner at Summus Limited. Prior thereto, Mr. Turner was President and Chief Executive Officer of PNC Bank, New Jersey from 1997 to 2000 and Chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was President and Co-Chief Executive Officer at Franklin Electronic Publishers, Inc. and Vice Chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner also is a member of the boards of directors of Franklin Electronic Publishers, Inc., Standard Motor Products, Inc., Volt Information Sciences, Inc. and New Jersey Resources, Inc.

Item 2—Ratification of Audit Committee’s Selection of Independent Registered Public Accountants

On February 28, 2006, the Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm for the year beginning January 1, 2006.

We are asking shareholders to ratify the Committee’s selection. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider other accounting firms for the subsequent year. The Audit Committee will be under no obligation, however, to select new independent auditors.

One or more representatives of Ernst & Young will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed by Ernst & Young for the last fiscal year for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $7.0 million for 2005.

Audit-Related Fees

The aggregate fees billed or to be billed by Ernst & Young in the last fiscal year for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $0 for 2005.

Tax Fees

The aggregate fees billed by Ernst & Young in the last fiscal year for professional services rendered for tax services relating to our overseas operations were $32,000 for 2005.

All Other Fees

The aggregate fees billed by Ernst & Young in the last fiscal year for products and services other than those reported in the three prior categories were $14,000 for 2005. The other services performed in 2005 included governance education services provided to the Threadneedle audit committee.

Services to Associated Organizations

Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $830,380 for 2005 primarily for performing audits and tax compliance services to collective funds and alternative investment funds.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company’s independent registered public accountants for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

In 2005, 100% of the services provided by Ernst & Young for the Company and its subsidiaries were pre-approved by the Audit Committee of American Express Company prior to the Spin-Off and, thereafter, by the Company’s Audit Committee.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2006 is ratified.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Benefits Committee Report

This is the Compensation and Benefits Committee’s report to shareholders on our executive compensation policies with respect to compensation reported for fiscal year 2005. In accordance with the rules of the Securities and Exchange Commission, this report shall not be incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Exchange Act or the Securities Act.

Introduction

The Compensation and Benefits Committee’s report includes separate sections on:

•       the core principles underlying the committee’s executive compensation philosophy;

•       the operating principles that the committee uses to discharge its responsibilities; and

•       the compensation considerations and actions related to Ameriprise’s successful spin-off from American Express Company and performance for 2005.

In addition, the report provides information regarding the components of Ameriprise’s executive compensation program and the specific decisions we made regarding the compensation of Ameriprise’s chief executive officer.

Executive Compensation Philosophy

The Ameriprise executive compensation philosophy is based on these core principles:

•       Executive officers should have their financial interests aligned with the long-term interests of shareholders.

•       A significant portion of the compensation that an executive officer receives should depend on the achievement of clearly stated performance goals, and the creation of sustainable shareholder value.

•       The executive compensation program needs to be competitive in order to attract and retain talented executive officers who can achieve Ameriprise’s long-term strategic goals and create shareholder value.

•       Compensation should be fair and reasonable in light of the executive officer’s responsibilities, experience, and performance.

Operating Principles

In order to help us properly discharge our responsibility to oversee all aspects of compensation for Ameriprise’s executive officers and key employees, we observe the following operating principles:

•       We receive regular advice and guidance from our nationally recognized compensation consultant, employed directly by the committee.

•       Our chairman meets with representatives of management in advance of each committee meeting to review the agenda, materials, and issues for that meeting. When appropriate, our compensation consultant also attends these preparatory sessions.

•       Meeting materials are sent out sufficiently in advance of each meeting to allow us adequate time to review them.

•       Before making significant compensation decisions for executive officers, we review market data and detailed compensation worksheets for each officer; these worksheets tally the value of the major components of the officer’s direct compensation, including the estimated value of long-term incentive awards.

•       Our consultant regularly attends committee meetings. When appropriate, we will invite legal counsel to attend meetings to advise us and answer questions.

•       We meet in executive session without management present, when necessary. Our consultant participates in these sessions, as appropriate.

•       The committee maintains its independence when evaluating the executive compensation program and making decisions affecting the compensation of executive officers.

•       Our chairman reports the committee’s major actions to the entire Board of Directors at the next Board meeting. We consult the independent directors regarding significant decisions affecting the chief executive officer’s compensation.

•       As is true for each of the Board’s regular committees, the committee operates under a written charter that we will review and reassess annually. We develop an annual calendar for each year in order to confirm that the committee is discharging its charter responsibilities.

•       We will conduct an annual self-evaluation of the committee’s performance in order to identify areas for improvement.

•       In this committee report and proxy disclosure, we intend to provide shareholders with a clear and understandable explanation of how the executive officers of their company are compensated.

Committee Actions Related to the Spin-Off and 2005

The committee recognized that 2005 was a unique year for Ameriprise because of the spin-off from American Express Company. This required the committee to consider several factors in approving compensation actions related to the spin-off and for fiscal year 2005, including:

•       At spin-off, Ameriprise adopted compensation and benefit programs that were comparable to the plans maintained by American Express Company. Ameriprise administered these plans for 2005 in a way that is consistent with how these plans were originally designed by American Express Company.

•       The committee has generally operated under the principle stated in the Employee Benefits Agreement of the Separation Agreement that comparable compensation and benefit programs will be maintained for a period of one year following spin-off.

•       The committee considered the recommendations of the American Express Company Board Compensation and Benefits Committee, American Express Company chairman and chief executive officer, and the American Express Company compensation consultant in approving spin-related compensation arrangements for the Ameriprise chief executive officer, executive officers, and all other employees.

•       The committee reviewed competitive market data on all executive officer positions based on peer group and survey comparisons prepared by the committee consultant. In advising the committee on market data, the consultant considered survey and proxy data that covered insurance, asset management, and brokerage firms as well as diversified financial services organizations. The committee also reviewed the common compensation practices of peer group companies in evaluating certain plan changes.

•       The committee assessed Ameriprise’s performance for 2005 against goals established for shareholder, customer, and employee metrics, and also considered the individual performance rating of each executive officer. The accomplishment of the spin-off from American Express Company and the achievement of certain key initiatives were also considered by the committee in assessing 2005 performance.

Given these considerations, the committee has taken the following actions in connection with the spin-off or 2005 fiscal year performance:

•       made annual incentive awards for executive officers for 2005 performance in recognition of company, business, and individual performance, while considering market position;

•       made long-term incentive awards at the time of the spin-off. These included new equity awards to help retain executive officers and key members of management, and to increase stock incentives tied to shareholder value. The total pool for these spin awards was approved by the American Express Company’s Board Compensation and Benefits Committee prior to the spin-off;

•       approved cash retention payments to selected executive officers and key members of management whose retention for the spin-off and through the end of 2005 was critical. This cash retention arrangement was approved by the American Express Company Compensation and Benefits Committee prior to the spin-off;

•       approved several changes to the Senior Executive Severance Plan to make the plan more competitive. These changes were previously disclosed and were the result of a study of competitive severance plan provisions conducted by our consultant;

•       terminated the Key Executive Life Program, a program designed to provide executive officers with additional amounts of life insurance that, for some participants, would have continued after retirement. The committee approved restricted stock awards to six participants (including the chief executive officer) in lieu of their participation in the plan. We authorized cash payments to four other executive officers who only had term coverage under the plan;

•       authorized continuation for at least one year of the current design of the Deferred Compensation Plan that covers executive officers. This plan allows participants to defer a portion of their cash compensation and receive an interest rate credited on their balance that is tied to the American Express Company return on equity. A threshold return on equity must be achieved in order for the interest rate credited under the plan to be above zero. The committee will review the plan design during 2006; and

•       approved new stock ownership guidelines to ensure that executive officers and key management maintain a significant ownership stake in the company. Under these guidelines, participants are required to own shares of Ameriprise common stock equal in value to a specified multiple of their salary. For the chief executive officer, this multiple is five times salary and for the named executive officers it is three times salary. Participants are also subject to a stock retention requirement on any vesting of restricted stock awards or option exercises until the required level of stock ownership has been attained. There is also a one year holding period that applies to stock vesting or option exercises after the ownership requirements are met.

Committee Review of Compensation for 2006

The committee has begun a comprehensive review of all aspects of the executive compensation program, as Ameriprise competes for talent with other financial services organizations. The committee is particularly focused on the need to design and implement an executive compensation program best suited to Ameriprise’s integrated business model, and to provide reward opportunities that are competitive and closely aligned with shareholder interests. Accordingly, the committee:

•       retained our consultant to conduct a strategic compensation review of top executive positions in light of Ameriprise’s business strategy and its implications for compensation plan design; and

•       actively participated in the consultant’s review by having each committee member discuss individually with the consultant the strategic goals of the business and the desired role of the executive compensation program in helping to achieve those goals. The committee members’ perspectives and opinions were supplemented by those of the executive management team, who were separately interviewed by our consultant.

The committee will work with our consultant to complete this review in 2006. This may lead to some changes to the executive compensation program that will be phased in as appropriate.. The committee believes that the redesigned compensation program will continue to be closely linked to Ameriprise’s business strategy and aligned with shareholder interests.

Components of the Executive Compensation Program

What are the principal elements of an executive officer’s annual compensation?

The principal elements of annual compensation are base salary, annual incentive awards, long-term incentive awards, and perquisites and benefits. The incentives component, both annual and long-term, represents on average 85% of the total compensation opportunity for our named executive officers and is designed to be earned based on performance and the creation of shareholder value. Salaries, perquisites, and benefits are a relatively minor part of annual compensation compared to the pay at risk through incentive compensation. The following questions will address each of these components in turn.

How does the committee determine an executive officer’s base salary?

While salaries are not a large part of the overall compensation mix for executive officers, we recognize that salaries need to be competitive to attract and retain key talent. We use a number of factors to arrive at the appropriate base salary for an executive officer, including: relevant competitive salary practices, the position’s complexity and level of responsibility, the position’s importance to Ameriprise in relation to other executive positions, and the chief executive officer’s assessment of the executive’s performance and leadership.

Does an executive officer always receive a salary increase each year?

No. After considering the factors listed immediately above, if the committee determines that an executive’s base salary is competitive and appropriately positioned, the executive generally will not receive a salary increase.

How are the annual incentive awards for the executive officers shown in the summary compensation table funded and determined?

For Messrs. Berman, Heath, and Truscott, annual incentive award payments were authorized under the Ameriprise Financial 2005 Incentive Compensation Plan and the Ameriprise Financial Long-Term Incentive Award Program Guide. The incentive awards under the Ameriprise Incentive Compensation Plan were authorized from a pool created under the Plan, which was equal to a percentage of Ameriprise’s operating net income for the fourth quarter of 2005. Operating net income for this purpose is Ameriprise’s reported net income before the costs associated with the tax-free spin-off from American Express Company, accounting changes, and discontinued operations are taken into account. The funding of the incentive award payment to Messrs. Berman, Heath, and Truscott was limited for each executive to a maximum percentage of the pool that was pre-established by the committee. The actual annual incentive payments made to Messrs. Berman and Heath were less than this maximum pool amount. In the case of Mr. Truscott, the committee approved an annual incentive payment that considered the pool funding formula as well as company performance and compensation market position.

For Messrs. Cracchiolo and Salow, incentive award payments were authorized under the Ameriprise Incentive Compensation Plan for incentive awards that were originally granted by American Express Company and that were assumed by Ameriprise. Funding of these assumed cash incentive awards was based on American Express Company’s diluted earnings per share and return on equity for 2005, with the amount being determined by reference to a matrix of possible performance levels. In determining diluted earnings per share and return on equity, American Express Company’s reported net income was adjusted to exclude the cumulative effect of accounting changes, income and losses from discontinued operations, and extraordinary gains and losses. The actual annual incentive payment made to Mr. Salow was less than the funded amount. In the case of Mr. Cracchiolo, the committee approved an annual incentive payment that considered the funding formula as well as company performance and compensation market position.

The committee considered Ameriprise’s performance for 2005 against goals established for shareholder, customer, and employee metrics, and the individual performance rating of the executive officer in approving the annual incentive awards. Based on these metrics, Ameriprise achieved a very strong overall rating for 2005. The accomplishment of the spin-off from American Express Company and achievement of key business initiatives were also considered by the committee in assessing 2005 performance. The committee reviewed competitive market data on all executive officer positions before approving the 2005 annual incentive awards.

What are the elements of the long-term incentive award program?

The long-term incentive award program represents the largest incentive opportunity in the overall compensation mix. Consistent with our compensation philosophy, long-term incentives create a significant ownership opportunity that is closely aligned with shareholder interests. There is also an element of the program that rewards the sustained growth and profitability of the company over a three-year period. The principal elements of the long-term incentive program in place for 2005 are:

•       Stock options, which generally become exercisable in equal installments over four years and have a ten-year term. We grant stock options with an exercise price at fair market value on the grant date. As a result, the executive will be able to realize value from the options only if the market price of a share of Ameriprise common stock is above the exercise price after the option becomes exercisable and before it expires;

•       Restricted stock, which vests after a specified period of years. During the vesting period, the executive officer receives regular dividends and can vote the stock, but can’t sell or transfer it. The officer must forfeit unvested stock under certain circumstances, generally including leaving Ameriprise prior to retirement.

•       Portfolio grant, which has a cash target award value that can increase or decrease depending upon the achievement of long-term performance goals established by the committee. These goals include earnings growth, revenue growth, average return on equity, and total shareholder return relative to the S&P Financial Index.

What perquisites and benefits are provided to executive officers?

As stated above, perquisites and benefits are a minor part of the compensation mix in relation to incentive compensation. We believe this is an appropriate balance, designed to place more emphasis and value on elements of compensation that will reward superior performance and the creation of shareholder value. The perquisites and benefits that we do provide are meant to be competitive in our industry. Executive officers are eligible for an annual flexible perquisite allowance rather than specific perquisites. Use of the corporate aircraft, vehicle transportation, or other corporate facilities for personal purposes is treated as a perquisite and its incremental cost is reported in the summary compensation table if required by the Securities and Exchange Commission. With the elimination of the Key Executive Life program, the company no longer provides supplemental health or welfare benefits to executive officers.

Chief Executive Officer Compensation

What factors does the committee use to evaluate the chief executive officer’s performance and make decisions about his compensation?

The Board of Directors conducted a full evaluation of the chief executive officer’s performance for 2005. As part of an established chief executive officer evaluation process, each director was sent information on 2005 performance as measured by shareholder, customer, and employee metrics, and a summary of spin-off activities and other as major initiatives accomplished in 2005. Their feedback on chief executive officer performance was collected and then discussed in an executive session held by the Board on January 26, 2006. Key accomplishments that were considered by the Board in assessing 2005 performance included:

•       When measured on the shareholder goals established for 2005, normalizing for non-recurring separation costs and the ongoing impacts of the separation from American Express Company, Ameriprise achieved revenue growth and earnings growth in line with its long-range financial targets.

•       Ameriprise showed year-over-year improvement in nearly all of its key customer metrics for 2005 and strong results again in its annual employee satisfaction survey.

•       The spin-off from American Express Company was successfully completed with minimal disruption to the business, and many key strategic initiatives for 2005 were accomplished.

•       Ameriprise established itself as a strong Fortune 300 company, as demonstrated by its progress and success in the following areas for 2005: re-branding, reengineering, risk management, corporate governance, and regulatory compliance.

What specific actions were approved by the committee for the chief executive officer’s compensation?

After considering 2005 performance, market comparisons provided by the compensation consultant, and in some cases the recommendations of the American Express Company Compensation and Benefits Committee, the committee approved the following actions regarding Mr. Cracchiolo’s compensation for 2005. All other independent directors confirmed our actions on Mr. Cracchiolo’s cash compensation for 2005 in executive session on January 26, 2006.

Ameriprise Cash Compensation for 2005

•       Base salary:   Mr. Cracchiolo’s annual base salary was $475,000 in 2005, the same level it has been since June 2000. The committee approved a new base salary of $850,000 for Mr. Cracchiolo, effective with the start of 2006 to reflect his new role as chairman and chief executive officer of Ameriprise.

•       Annual incentive award:   The committee considered the performance factors identified immediately above in its determination of the 2005 annual incentive award for Mr. Cracchiolo. The committee certified and approved an annual incentive award of $4,250,000 under the incentive award arrangement originally established and approved by American Express Company. The committee also approved an additional annual incentive award of $750,000 for Mr. Cracchiolo under the Ameriprise Annual Incentive Award program.

Historical American Express Company Programs

•       Long-term incentive awards:   The American Express Company Compensation and Benefits Committee approved a non-qualified stock option award for Mr. Cracchiolo of 145,000 shares on January 24, 2005. This award was later substituted at spin-off with an Ameriprise non-qualified stock option award of 232,648 shares on September 30, 2005.

•       Key Executive Life Program and special award:   Mr. Cracchiolo was entitled to a death benefit of $1,500,000 under the terms of the Key Executive Life Program. With the termination of this program, Mr. Cracchiolo was granted an Ameriprise restricted stock award of 3,401 shares on November 14, 2005. The value of this special award roughly approximated the single premium at retirement age required for a paid up policy, discounted to his current age.

•       Portfolio Grant payout:   The committee certified the payout earned by Mr. Cracchiolo under the PG-XIV award cycle that was tied to American Express Company performance goals through 2005. The total payout for this award to Mr. Cracchiolo was $1,125,750.

•       Other annual compensation:   Mr. Cracchiolo has declined to receive a state tax reimbursement for 2005 that was historically made to him by the American Express Company. The estimated cost of this reimbursement including tax gross up would have been $54,237 for 2005. Mr. Cracchiolo also will no longer receive a local travel allowance. The cost of this allowance including tax gross-up was $54,201 for 2005.

Arrangements Related to Spin-Off

•       Special awards related to spin-off:   Upon the recommendation of the American Express Company Compensation and Benefits Committee, the committee approved an Ameriprise non-qualified stock option award of 878,186 shares on October 3, 2005, a restricted stock award of 99,901 shares on October 3, 2005, and an additional Portfolio Grant with a target value of $510,000 for PG-XVI award cycle that covers performance through 2007.

•       Completion/retention awards:   Upon the recommendation of the American Express Company Compensation and Benefits Committee and the American Express Company chairman and chief executive officer, the committee approved an Ameriprise restricted stock award of 41,238 shares on October 25, 2005 and a cash award of $1,750,000 in connection with the successful spin-off of Ameriprise.

Additional information is provided in the executive compensation tables that follow our report.

Tax Policy

How does the committee take into account the effect of Section 162(m) of the Internal Revenue Code when making compensation decisions?

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1 million paid to each of the chief executive officer and any of the executive officers included in the summary compensation table following this report, provided that they are serving in that capacity as of the last day of Ameriprise’s fiscal year.

One exception to Section 162(m)’s disallowance of a federal income tax deduction for compensation over $1 million applies to performance-based compensation paid pursuant to shareholder-approved plans. Awards made under the 2005 Incentive Compensation Plan and certain awards under the Long-Term

Incentive Award Program Guide (stock options and portfolio grants) can generally be made eligible for the performance-based exception and therefore eligible as a federal income tax deduction for Ameriprise.

Although the committee keeps in mind the desirability of controlling Ameriprise’s nondeductible compensation expense, the committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of Ameriprise’s executive compensation program. Therefore, the committee from time to time may decide to make grants and awards, such as time-vested restricted stock, which may not be fully deductible for federal income tax purposes due to the provisions of Section 162(m).

Conclusion

Based on its review of Ameriprise’s executive compensation program and the advice and guidance that the committee has received from its consultant, the committee believes that the program’s basic structure for 2005 is appropriate, competitive, and effective to serve the purposes for which it was established.

MEMBERS OF THE COMMITTEE:
W. Walker Lewis, Chairman
Ira D. Hall
Siri S. Marshall
Richard F. Powers, III
Robert F. Sharpe, Jr.

Summary Compensation Table

Historical Compensation of Our Executive Officers

The following table contains compensation information for our chief executive officer and four of our other executive officers who were the most highly compensated for the year ended December 31, 2005. The information in this table includes compensation earned by the individuals for services with Ameriprise or with American Express while we were a subsidiary of American Express. All references in the following tables to restricted stock and stock option awards in 2003 and 2004 relate to grants made by American Express. For 2005,  restricted stock and stock option awards were granted by both Ameriprise and American Express. The amounts of compensation paid by American Express do not necessarily reflect the compensation such persons will receive in the future, which could be higher or lower, because historical compensation was determined by American Express and future compensation levels will be determined based on the compensation policies, programs, and procedures established by our Compensation and Benefits Committee.

	Annual Compensation				Long-Term Compensation
					Awards				Payouts
	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)		Number of Securities Underlying Options(4)		LTIP Payouts ($)(5)	All Other Compensation ($)(6)
James M. Cracchiolo	2005	$475,000	$5,000,000	$165,994	$5,133,589		1,110,834		$1,125,750	$2,062,580
Chairman and Chief	2004	475,000	3,050,000	118,072	1,005,975		409,116	(7)	1,239,750	175,476
Executive Officer	2003	475,000	1,010,000	106,220	253,527		362,048	(7)	1,311,000	114,706
William F. Truscott	2005	450,000	3,000,000	25,239	854,308		353,832		524,000	491,801
President—U.S. Asset	2004	450,000	1,775,000	11,132	—		71,971	(7)	241,500	44,890
Management and	2003	450,000	1,700,000	7,680	—		68,544	(7)	167,500	40,813
Chief Investment Officer
Walter S. Berman	2005	346,923	1,250,000	48,534	1,317,941		306,519		355,500	1,227,562
Executive Vice	2004	310,000	585,000	33,792	—		61,690		365,400	437,984
President—Chief	2003	307,692	350,000	32,305	784,770		51,408		303,600	361,076
Financial Officer
Glen Salow	2005	464,692	1,025,000	54,396	897,857		485,398		948,000	440,736
Executive Vice	2004	465,207	765,000	39,547	—		245,628	(7)	1,044,000	36,563
President—	2003	425,000	725,000	40,281	155,347	(7)	214,346	(7)	1,104,000	34,339
Technology and Operations
Brian M. Heath	2005	292,692	1,025,000	60,541	582,849		235,888		327,500	480,685
President—U.S.	2004	281,631	850,000	44,996	—		70,688	(7)	165,600	86,091
Advisor Group	2003	268,000	675,000	47,481	—		58,087	(7)	160,800	66,443

(1)        The amounts in this column reflect cash payments made for annual performance. For Messrs. Cracchiolo and Salow, the restricted stock award column includes shares granted for 2003 and 2004 annual performance.

(2)        These numbers include the incremental cost to Ameriprise of providing perquisites and other personal benefits, and also include the value of tax gross-ups. We have shown the cost of such items in total for each executive officer even if not required under current SEC rules. We have followed the SEC rules in how we break-out the cost for certain perquisites or personal benefits. The amounts shown for Mr. Cracchiolo in 2005, 2004, and 2003 include a local  travel allowance of $30,000 and a flexible perquisite allowance of $35,000 in each year. The local travel allowance is no longer provided to Mr. Cracchiolo. Mr. Cracchiolo received total tax gross-ups of $48,128, $21,235, and $22,020 for 2005, 2004, and 2003, respectively. For 2005 the amount shown for Mr. Truscott includes a $22,500 discount on the fees for Ameriprise financial planning services under the employee discount program. The amounts shown for Messrs. Berman and Salow include a flexible perquisite allowance of $25,000 and $35,000, respectively in each year. The amounts shown in 2005, 2004, and 2003 for Mr. Heath include (i) $34,135, $19,266 and $21,970, respectively, for a state tax reimbursement and gross-up payment and (ii) a flexible perquisite allowance of $25,000 in each year. The special tax reimbursement for Mr. Heath is no longer provided.

(3)        The 2005 awards shown for Mr. Cracchiolo represent three grants from Ameriprise:  (i) an award of 99,901 restricted shares (granted October 3, 2005), vesting in equal installments after one, two, three and four years from grant date, subject to the attainment of certain financial goals; (ii) an award of 41,238 restricted shares (granted October 25, 2005) vesting in equal installments after one, two, three and four years from grant date, subject to the attainment of certain financial goals; and (iii) an award of 3,401 restricted shares (granted November 14, 2005) vesting on a cliff basis five years from grant date. The 2004 and 2003 awards shown for Mr. Cracchiolo include the following grants made by
American Express: (i) an award of 21,848 restricted shares (granted January 24, 2005 for 2004 annual performance) and (ii) an award of 3,791 restricted shares (granted January 26, 2004 for 2003 annual performance), vesting in equal installments after one, two, three and four years from grant date, subject to the attainment of certain financial goals. The restricted stock awards made by American Express to Mr. Cracchiolo were not substituted at Spin-Off with Ameriprise restricted stock awards.

The 2005 awards shown for Mr. Berman include a letter of intent award by American Express of 7,426 shares (granted January 24, 2005), vesting in equal installments after one, two, three and four years from grant date. The letter of intent award from American Express provides for the issuance of shares on vesting dates, rather than on grant date, and was not substituted at Spin-Off with Ameriprise restricted stock awards.

Ameriprise values the restricted stock awards in the table based on the closing price of Ameriprise Financial common shares on The New York Stock Exchange, Inc. on the grant date.  Ameriprise pays dividends on outstanding restricted shares in the same way it pays dividends on its common shares. The number of shares referenced as historical grants made from American Express are shown on an adjusted basis to reflect the share adjustments made at Spin-Off.

On December 31, 2005, the named executives held restricted shares of Ameriprise stock as set forth below. The restricted shares are valued based on the closing price of a share of Ameriprise common stock of $41.00 on December 30, 2005 (December 31, 2005 was a non-trading day). The table excludes restricted stock awards made by American Express that were not substituted at Spin-Off with Ameriprise restricted stock awards.

Named Executive Officer	Aggregate Number of Ameriprise Restricted Shares	Value on December 31, 2005 ($)
James M. Cracchiolo	144,540	5,926,140
William F. Truscott	24,241	993,881
Walter S. Berman	27,335	1,120,735
Glen Salow	40,064	1,642,624
Brian M. Heath	22,917	939,597

(4)        For 2005, this column represents the total option awards made by Ameriprise during 2005. This includes new Ameriprise option awards made in October 2005 in connection with the Spin-Off, as well as substitute Ameriprise awards for American Express options that were unvested as of December 31, 2005. The 2003 and 2004 awards are the historical option grants made by American Express, which were substituted in part with Ameriprise option awards at Spin-Off (to the extent they were unvested as of December 31, 2005). All outstanding options granted previously by American Express that were vested as of December 31, 2005 were not substituted at Spin-Off with Ameriprise options, and continued to remain outstanding after the Spin-Off as American Express options. For Mr. Berman, since he met the retirement eligibility criteria, all of his outstanding American Express options, whether vested or unvested, were not substituted at Spin-Off with Ameriprise option awards. The number of options referenced as historical grants made from American Express are shown on an adjusted basis to reflect the share adjustments made at Spin-Off.

The numbers in this column represent the number of shares underlying the option grants, not the dollar value of the grants. For the hypothetical grant date present values of the option grants made in 2005, please refer to the Option Grants table and the related footnotes on pages 28-29, particularly the description of the assumptions used to arrive at those hypothetical dollar values.

(5)        For 2005, these payouts are for the PG-XIV awards granted by American Express to Messrs. Cracchiolo, Truscott, Berman, Salow, and Heath in 2003, which vested and were paid in cash in February 2006. The performance metrics for the PG-XIV award have two parts. The first part is the Financial Incentive Component, which accounts for 60% of the value of the award. American Express valued this part based on either: (i) earnings per share growth (or earnings growth), revenue growth and average return on equity for American Express, or (ii) net income growth, revenue growth, and average return on equity for its American Express Financial Advisors operating segment (which substantially comprised what is now Ameriprise Financial and its consolidated subsidiaries) over the 2003-2005 period, as applicable to each of our executive officers. The second part is the Stock Incentive Component, which accounts for 40% of the value of the award. American Express valued this part based on its total shareholder return compared to that of the S&P Financial Index over the 2003-2005 period.

(6)        For 2005, the dollar value of the amounts in this column include the following:

Named Executive Officer	Employer Contributions Under Savings and Related Plans ($)	Special Cash Retention/ Completion Awards ($)	Above-Market Earnings on Deferred Compensation ($)	Annual Key Executive Life Insurance Term Cost ($)
James M. Cracchiolo	$40,374	$1,750,000	$271,156	$1,050
William F. Truscott	38,249	425,000	25,852	2,700
Walter S. Berman	29,488	1,000,000	195,911	1,651
Glen Salow	39,542	400,000	0	1,194
Brian M. Heath	24,878	375,000	78,682	2,124

The Key Executive Life Program was terminated by Ameriprise and will no longer be provided to executive officers.

The amounts shown for above-market earnings are related to interest credited on amounts deferred by a participant in the Deferred Compensation Plan. Under this plan, participants can defer a portion of their income and receive earnings on such deferral based on a crediting rate that varies depending upon American Express’s annual return on equity. Such earnings on the deferrals are subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (i.e., at least age 55 with 10 years of service). The above-market earnings shown in the table are calculated by Ameriprise Financial for each participant, based on the difference between actual 2005 earnings under the program and hypothetical earnings under applicable IRS rates. Ameriprise intends to review the design of this program during 2006.

The amounts shown for the special cash retention/completion awards were made in connection with the Spin-Off. For Mr. Cracchiolo, this award was made for the successful spin-off of Ameriprise based on the recommendation of the American Express Compensation and Benefits

Committee and the American Express chairman and chief executive officer. This award was paid to Mr. Cracchiolo in October 2005. Also at the recommendation of the American Express Compensation and Benefits Committee, Mr. Cracchiolo is eligible for a cash award of up to $1,750,000 payable by April 30, 2006 if he remains with the company through this date and certain financial performance requirements are met for fourth quarter 2005 and first quarter 2006. For Messrs. Truscott, Berman, Salow, and Heath, the total cash retention payments shown were paid in two installments:  half following Spin-Off and half following the end of 2005. This cash retention arrangement, which covered certain other executive officers and key members of management was approved by the American Express Compensation and Benefits Committee.

All other compensation shown for Mr. Berman also includes payments of $284,750 made in 2005 for supplemental retirement benefits earned with his service with American Express.

(7)        These historical restricted stock or stock option grants represent awards made by American Express. The unvested portion of these awards as of December 31, 2005 were cancelled by American Express (AXP) and substituted at Spin-Off with an Ameriprise (AMP) stock options or restricted stock awards. The following table shows the breakdown of cancelled and substituted awards for grants originally made for 2003 and 2004, adjusted to reflect the Spin-Off.

		Restricted Stock Awards		Non-Qualified Stock Options
Named Executive Officer	Year	No. of AXP Shares Cancelled	No. of AMP Shares Substituted	No. of AXP Options Cancelled	No. of AMP Options Substituted
James M. Cracchiolo	2004	—	—	154,244	216,603
	2003	—	—	102,816	144,402
William F. Truscott	2004	—	—	53,979	75,811
	2003	—	—	34,272	48,134
Walter S. Berman	2004	—	—	—	—
	2003	—	—	—	—
Glen Salow	2004	—	—	138,802	194,943
	2003	2,322	3,726	92,534	129,962
Brian M. Heath	2004	—	—	31,702	44,524
	2003	—	—	22,848	32,089

Option Grants in 2005

Ameriprise Option Grants to Our Executive Officers

The following table discloses information regarding stock options on shares of Ameriprise common stock granted to our named executive officers in the fiscal year ended December 31, 2005. These stock options were granted under the Ameriprise 2005 Incentive Compensation Plan. The option grants shown for each named executive officer represent Ameriprise option grants that were in substitution of American Express options granted in 2005.

	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in 2005		Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(4)
James M. Cracchiolo	232,648	(1)	2.01		32.587	1/23/15	1,758,867
	878,186	(2)	7.60		35.035	10/2/15	7,138,001
William F. Truscott	77,015	(1)	0.67		32.587	1/23/15	582,249
	276,817	(2)	2.39		35.035	10/2/15	2,250,002
Walter S. Berman	29,702	(3)	0.38	(3)	45.768	1/23/15	367,038	(3)
	276,817	(2)	2.39		35.035	10/2/15	2,250,002
Glen Salow	208,581	(1)	1.80		32.587	1/23/15	1,576,916
	276,817	(2)	2.39		35.035	10/2/15	2,250,002
Brian M. Heath	51,343	(1)	0.44		32.587	1/23/15	388,164
	184,545	(2)	1.60		35.035	10/2/15	1,500,004

(1)          These option grants were originally awarded under the American Express 1998 Incentive Compensation Plan and were substituted at Spin-Off with Ameriprise stock options issued under the Ameriprise 2005 Incentive Compensation Plan. A formula to preserve the intrinsic value was used to determine the number of options and exercise prices for the substitution awards. All substitution awards (granted September 30, 2005) retained the same material terms and conditions as the original American Express stock option award;  vesting schedules and expiration dates were not modified.

(2)          These option grants were issued under the Ameriprise 2005 incentive Compensation Plan, and were part of special long term incentive awards made to executive officers and key members of management in connection with the Spin-Off.

(3)          This option grant for Mr. Berman was issued under the American Express 1998 Incentive Compensation Plan and was not substituted at Spin-Off with an Ameriprise stock option award. Both the percent of total options granted and the grant date present value for this grant are based on American Express information.

(4)          These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. As a new publicly-held company, many of the assumptions used in this model were based on the experience of other comparable companies rather than the specific experience of Ameriprise. Also, the model assumes that holders can exercise stock options immediately and can freely transfer them, which ignores vesting and risk of forfeiture. For these reasons, we caution that the values shown in this table are theoretical and may not reflect the amounts that option holders will realize. The option holder realizes value only if the Ameriprise share price increases above the exercise price. The assumptions used to develop a Black-Scholes value in this table were derived from a study done by American Express prior to Spin-Off, and are as follows: (i) an expected life of 4.5 years for each option (based on prior experience with American Express, this is the approximate average amount of time that passes before option holders exercise options); (ii) dividend yield of 1.81%; (iii) expected stock price volatility of 25.82% (based on historical and implied volatilities experienced by a peer group of companies due to limited trading experience for Ameriprise); and (iv) a risk-free rate of return of 3.64%. These assumptions will be updated in next year’s proxy disclosure to be based on Ameriprise specific data and to coincide with stock option valuations shown in the Annual Report to Shareholders.

Aggregated Option Exercises in 2005 and Year-End 2005 Option/SAR Values

None of the named executive officers held options to purchase shares of Ameriprise stock that were exercisable as of December 31, 2005, and, as a result, no Ameriprise options have been exercised as of December 31, 2005. This table discloses the in-the-money value of Ameriprise options held by those executives on December 31, 2005.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the- Money Options at December 31, 2005 ($)(1)
	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
James M. Cracchiolo	—	—	—	1,503,928	—	$12,759,362
William F. Truscott	—	—	—	477,777	—	4,004,959
Walter S. Berman	—	—	—	276,817	—	1,651,213
Glen Salow	—	—	—	827,952	—	8,081,646
Brian M. Heath	—	—	—	312,501	—	2,611,678

(1)          Value was determined based on the $41.00 closing price of Ameriprise Financial common shares on the New York Stock Exchange on December 30, 2005.

Long-Term Incentive Plans—PG Awards in 2005

The following table contains information about Portfolio Grant awards American Express made in 2005 to our executive officers named in the summary compensation table.

		Estimated Future Payouts(1)
	Award	Performance Period Ending	Threshold($)	Target($)	Maximum($)
James M. Cracchiolo	PG-XVI	2007	$214,200	$1,020,000	$3,570,000
William F. Truscott	PG-XVI	2007	45,150	215,000	752,500
Walter S. Berman	PG-XVI	2007	42,000	200,000	700,000
Glen Salow	PG-XVI	2007	90,300	430,000	1,505,000
Brian M. Heath	PG-XVI	2007	28,350	135,000	572,500

(1)          This table shows the range in payout values that can be earned under the Portfolio Grant awards for PG-XVI, which were granted by American Express to Messrs. Cracchiolo, Truscott, Berman, Salow, and Heath in 2005. The awards cover the performance period ending 2007, and will vest and be payable in cash in February 2008. The performance metrics for the PG-XIV award have two parts. The first part is the Financial Incentive Component, which accounts for 60% of the value of the award. Measures for this component in PG-XVI include 2007 net income, 2007 gross revenue, and 2006 to 2007 average return on equity for Ameriprise. The second part is the Stock Incentive Component, which accounts for 40% of the value of the award. This measure is based on the Ameriprise total shareholder return compared to that of the S&P Financial Index from September 30, 2005 until the end of 2007. Total shareholder return is defined as share price appreciation plus reinvestment of dividends.

Ameriprise has structured the PG-XVI awards for the executive officers named in the table to qualify as performance-based compensation under the requirements of Section 162(m) of the Code. Under the qualifying awards, the Compensation and Benefits Committee of American Express may in its discretion determine actual payouts by adjusting downward the formula values shown based on various factors, including company and individual performance over the performance period.

Retirement and Savings Plans

At Spin-Off, Ameriprise adopted retirement and savings plans that were comparable to the plans that were maintained by American Express. The accrued benefits and balances as of the Spin-Off were transferred over to these plans in accordance with the terms and conditions of the employee benefits agreement. All of the named executive officers currently participate in these plans. This section describes the major plan provisions and the benefits earned under these plans by named executive officers.

Retirement Plan.   The Ameriprise Financial Retirement Plan (the Retirement Plan) is a defined benefit pension plan, commonly referred to as a cash balance plan that covers all eligible employees of the company. Each payroll period, Ameriprise credits each participating employee with an amount equal to a percentage of such employee’s base salary for that period. Ameriprise also credits each employee with a percentage of certain annual bonuses and other types of compensation at the time the compensation is paid. The percentage varies with the employee’s age and years of service. The table below shows the percentages Ameriprise uses to determine the amount of the credits under the plan:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

On January 1, 2006, the sum of age plus years of service recognized by the Retirement Plan for our named executive officers was as follows: Mr. Cracchiolo, 72; Mr. Truscott, 51; Mr. Berman, 100; Mr. Salow, 64; and Mr. Heath, 64.

The Retirement Plan credits participants with interest on their balances. The Retirement Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2005 the interest rate was 5.0%.

When an employee retires or terminates employment after completing five years of service, the Retirement Plan will pay out the cash balance amounts. The Retirement Plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the Retirement Plan to make payments in monthly installments over time, in amounts based on plan assumptions as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

401(k) Plan.   The Ameriprise Financial 401(k) Plan (the 401(k) Plan) is a defined contribution plan that covers all eligible employees of the company. The plan provides a dollar-for-dollar matching contribution on the first 3% of salary that the participant contributes on a before-tax basis to the plan. In addition to the matching contribution, there is a discretionary profit sharing contribution that is determined in the sole discretion of the Board of Directors based on the annual performance of

Ameriprise. There is also a quarterly contribution to the Ameriprise company stock fund equal to 1% of salary.

Supplemental Retirement Plan.   The U.S. tax law limits the amount of benefits and the amount of compensation  under the Retirement Plan and 401(k) Plan. Ameriprise makes up for these lost benefits under its Supplemental Retirement Plan.  The purpose of the Supplemental Retirement Plan is to provide to a select group of management or highly compensated employees deferred compensation benefits primarily consisting of benefits that would be earned under the Retirement Plan or the 401(k) Plan but for certain compensation and benefit limitations imposed on qualified plans by the Code. This is an unfunded plan.

Pension Table.   We set forth in the table below the amount we estimate we will pay each year to our named executive officers as a single life annuity at age 65 under the Retirement Plan and Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan, we used these assumptions:

•       We credit interest on account balances at the actual rate for all years through 2006 and at a minimum rate of 5% for 2007 and later years.

•       We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 4.68% and the U.S. government-approved assumptions for life expectancy.

•       We continue to employ Messrs. Cracchiolo, Truscott, Berman, Salow, and Heath until age 65 at their 2005 base salaries and pay them annual bonuses equal to their average bonus over the last five years or the length of compensation history, if shorter.

Named Executive Officer	Ameriprise Financial Retirement Plan and Ameriprise Financial Supplemental Retirement Plan Estimated Annual Benefits ($)
James M. Cracchiolo	$565,346
William F. Truscott	355,026
Walter S. Berman	36,568
Glen Salow	220,089
Brian M. Heath	277,586

Severance, Change in Control and Other Arrangements

The following is a description of the severance and change in control policies that apply to named executive officers.

Senior Severance Plan.   At Spin-Off, we adopted the Ameriprise Financial Senior Executive Severance Plan (the Senior Severance Plan), which is a severance plan that applies to our senior executives, including our named executive officers. Under the terms of the Senior Severance Plan, if (i) a participant’s employment is terminated by the company for any reason other than due to the participant’s misconduct, death, disability or voluntary resignation or (ii) the executive terminates employment by mutual agreement with the company, the participant is eligible to receive severance benefits under the plan. To receive these severance benefits, the participant must sign a severance agreement that prohibits, among other things, the participant from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The participant must also agree to release any claims against the company.

The severance benefit determined under the plan is based on a weekly compensation amount that is the sum of annual base salary plus the greater of (i) the largest annual incentive award paid in the last three years or (ii) target annual incentive award, divided by 52. The amount of severance benefit under the terms of the plan for Messrs. Truscott, Berman, Salow, and Heath is 104 weeks. For Mr. Cracchiolo, the severance benefit is 156 weeks. During all or a part of the severance period in which a participant is receiving severance benefits, the participant’s long-term incentive awards may continue to vest and remain outstanding in accordance with the terms of the 2005 Incentive Compensation Plan, and coverage under certain welfare and benefit plans continues.

Change in Control Policies.   We have adopted change in control policies to help keep employees focused on their work responsibilities during the uncertainty that accompanies a change in control, to preserve benefits after a change in control transaction and to help us attract and retain key talent. A change in control of our company is defined in the 2005 Incentive Compensation Plan and generally includes one or more of the following events: (1) any person acquires 25% or more of our common stock or of voting securities, (2) a majority of our directors are replaced, (3) the consummation of (i) certain mergers, reorganizations, consolidations or similar transactions, (ii) a sale of all or substantially all of our assets and (iii) a complete liquidation or dissolution of our company. The following is a summary of the various policies related to change in control.

•       Severance.   Under the Senior Severance Plan, the amount of severance benefit for all named executive officers is 156 weeks if the participant’s employment is terminated within two years of a change in control for the conditions listed above, and also for termination of employment for good reason (referred to as a “Defined Termination”). Good reason is generally defined under the plan as a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, and certain relocation of the participant’s workplace or assignment of duties materially inconsistent with prior duties.

•       Pro Rata Bonus.   If a Defined Termination occurs, the participants, including our named executive officers, receive a pro-rata annual bonus for the portion of the year in which such termination occurs.

•       Supplemental Retirement Plan.   Upon a change in control, the company fully funds the benefits that participants have earned under the Ameriprise Financial Supplemental Retirement Plan.

•       Deferred Compensation Programs.   Upon a change in control, the company credits participant’s accounts in our Deferred Compensation Plan with two years of interest based on the rate in effect for the year before the change in control. We also accelerate vesting of any discretionary account balances and pay out all balances in these programs.

•       Stock Options and Restricted Stock.   Ameriprise restricted stock awards and stock options will immediately vest upon a change in control. Employees in a Defined Termination have up to an additional 90 days from termination to exercise vested stock options.

•       Portfolio Grants.   If a Defined Termination occurs, outstanding Portfolio Grant awards will immediately vest and participants will be paid out for a pro rata portion of the value of those awards.

•       Excise Tax Gross Up.   Current U.S. tax laws generally (i) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and (ii) impose a 20% excise tax on the individuals who receive such compensation. Under the Senior Severance Plan, the company will make payments to participants, including our named executive officers, an amount in cash if necessary to offset this excise tax.

Indemnification Agreements.   We have entered into an Indemnification Agreement with each member of the Board (including James M. Cracchiolo, Chairman of the Board and Chief Executive Officer of the Company) and each of the following executives of the Company: Walter S. Berman, Chief Financial Officer (Chief Financial Officer); John C. Junek, General Counsel (General Counsel); and David K. Stewart, Principal Accounting Officer (Principal Accounting Officer). In addition, the Board has authorized the Company to enter into an Indemnification Agreement of the same form with any new director who joins the Company in the future and any future officer of the Company holding the office of Chief Executive Officer, Chief Financial Officer, General Counsel, or Principal Accounting Officer as well as any other present or future officer of the Company as the then-serving Chief Executive Officer may determine in his or her sole discretion.

The Indemnification Agreements provide for indemnification by the Company of each person subject to an Indemnification Agreement (an Indemnified Party) to the fullest extent permitted by law against expenses and damages if the Indemnified Party is, or is threatened to be made, a party to or participant in a legal proceeding by reason of his or her status as a director or officer of the Company. The Indemnification Agreements provide that the Company will advance the expenses of the Indemnified Party incurred in any such proceedings prior to final disposition of the claim.

The Indemnification Agreements also provide that if indemnification under the agreement is unavailable to an Indemnified Party, the Company may contribute to the amount of expenses incurred by that person in connection with a claim relating to an indemnifiable event in such proportion as is deemed fair and reasonable in light of all of the circumstances of such event. The Indemnification Agreements further provide that if an Indemnified Party elects or is required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with the Indemnified Party, the Company shall contribute the amount of expenses actually and reasonably incurred and paid or payable by the Indemnified Party in proportion to the relative benefits received by the Company and all its officers, directors or employees, other than the Indemnified Party, who are jointly liable with the Indemnified Party in connection with the transaction from which such action, suit or proceeding arose.

The Indemnification Agreements also provide that to the extent the Company maintains liability insurance for directors, officers, employees, or agents or fiduciaries of the Company, the Indemnified Party shall be covered by such policy with no less coverage than any other individual receives under the Company’s policy. Under the Indemnification Agreements, the Company must maintain such insurance for an Indemnified Party for two years post-termination at the same level as it then maintains for its then-current directors and officers. Effective upon the Spin-Off, the Company obtained directors and officers liability and fiduciary liability insurance providing coverage for them, and in some instances for employees and agents, against certain liabilities and other expenses resulting from their service on our behalf or at our request.

Performance Graph

The following graph compares the cumulative total stockholder return on our common shares from October 3, 2005 (when “regular way” trading in our common shares began on the Exchange) through the close of the 2005 fiscal year with the total return over the same period on the S&P 500 Index and a composite of the S&P Asset Management & Custody Bank and S&P Life/Health indices (Financial Services Composite Index). The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the Financial Services Composite Index on October 3, 2005 and the reinvestment of all dividends.

COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN*

AMONG AMERIPRISE FINANCIAL INC., THE S&P 500 INDEX,
AND THE FINANCIAL SERVICES COMPOSITE INDEX

*                    $100 invested on 10/3/05 in stock or on 9/30/05 in index-including reinvestment of dividends. Fiscal year ending December 31, 2005.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

CERTAIN TRANSACTIONS

Transactions With Other Companies

In the usual course of our business, we have transactions with many other firms. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

We own $35 million principal amount 6.75% debt securities due September 15, 2011 issued by ConAgra Foods, Inc (ConAgra). Director Robert F. Sharpe, Jr. is an executive officer of ConAgra. We acquired these securities in September 2001 and in September 2003 in the usual course of our investment activities, prior to the time Mr. Sharpe joined our Board.

We own $6.5 million principal amount of General Mills, Inc. (General Mills) 5.125% debt securities due February 15, 2007 and $29.6 million principal amount of General Mills 6.0% debt securities due February 15, 2012. Director Siri S. Marshall is an executive officer of General Mills. We acquired these securities in February 2001, November 2002 and April 2005 in the usual course of our investment activities, prior to the time Ms. Marshall joined our Board.

Transactions Between the Company and Our Directors and Officers

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, our broker-dealer subsidiary Ameriprise Financial Services, Inc. may extend margin loans (except for margin loans to acquire the Company’s stock) to our Directors and executive officers under their brokerage accounts. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees (with respect to executive officers) or to the public (with respect to our outside Directors) generally.

Until December 2005 the late Harlan J. Noddle, brother of Director Jeffrey Noddle, held controlling interests in three special-purpose real estate development limited partnerships that have limited-recourse mortgage loans from our subsidiary IDS Life Insurance Company (IDS Life) with an aggregate outstanding balance of $5.8 million as of December 31, 2005. The loans were made on arm’s length terms in the ordinary course of business by IDS Life in 1997 (one loan) and 2001 (two loans). We have been advised that Jeffrey Noddle has not had and does not have any ownership interest in any of the partnerships, and that, in the disposition of Harlan J. Noddle’s estate, neither Jeffrey Noddle nor any of Jeffrey Noddle’s immediate family members (as defined in applicable SEC regulations) will have a beneficial interest in any of the partnerships.

Transactions with Significant Shareholders

From time to time we may have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire) or its subsidiaries. We or our subsidiaries may engage in reinsurance or other commercial transactions with these companies and pay or receive fees in these transactions. We do not believe that these transactions are material to our company or to Berkshire.

In the usual course of our business, we obtain investment advisory or sub-advisory services from Davis Selected Advisers, L.P. and its affiliates (Davis). We, or the mutual funds or other clients that we provide advisory services to, pay fees to Davis for its services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the SEC, and the Exchange initial reports of ownership and reports of changes in ownership of any of the Company’s equity securities. With respect to 2005, to the best of our knowledge, all required report forms were filed on a timely basis, except that the filing agent for each of our non-management Directors was late in reporting one deemed dividend under the Outside Directors Deferred Share Plan, which subsequently was reported on a Form 5. In making this statement, we have relied in part on the written representations of our current non-management Directors and our current executive officers, and on copies of the reports provided to us.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 20, 2006.

Under our Bylaws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•       Normally we must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2006 Annual Meeting is held on schedule, we must receive notice pertaining to the 2007 Annual Meeting no earlier than December 27, 2006 and no later than January 26, 2007.

•       However, if we hold the annual meeting on a date that is not within 30 days before or 70 days after such anniversary date, we must receive the notice no more than 120 days before the annual meeting date and no later than the later of the 90th day prior to the annual meeting date or ten days after our first public announcement of the annual meeting date.

•       If we hold a special meeting to elect Directors, we must receive a stockholder’s notice of intention to introduce a nomination no earlier than the 120th day prior to the special meeting date and no later than the later of the 90th day prior to the special meeting date or ten days after our first public announcement of the special meeting date and the nominees proposed by the Board.

A notice of a proposed nomination must include certain information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the Meeting other than the items we refer to in this proxy statement. If any other matter comes before the Meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

We have mailed our 2005 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2005 Form 10-K, excluding certain exhibits, please contact Thomas R. Moore, Corporate Secretary, Ameriprise Financial, Inc., 1098 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 26, 2006 Meeting. The Company will not require tickets for admission to the Meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of Ameriprise Financial, Inc. common stock ownership, such as a current brokerage statement, and an identification bearing a photograph. No cellular telephones or pagers will be allowed to be used in the meeting room.

By order of the Board of Directors,
THOMAS R. MOORE
Corporate Secretary and Chief Governance Officer

EXHIBIT A

AMERIPRISE FINANCIAL, INC.
AUDIT COMMITTEE CHARTER

I. PURPOSES OF THE COMMITTEE

The Audit Committee’s primary purposes are to:

•  Provide assistance to the Board of Directors by: (1) monitoring the integrity of the consolidated financial statements of the Company, (2) monitoring compliance by the Company with legal and regulatory requirements and with the Company’s Code of Conduct, (3) evaluating and monitoring the independent auditors’ qualifications and independence, (4) evaluating and monitoring the performance of the Company’s internal audit function and independent auditors, with respect to the parent company and its subsidiaries, and (5) addressing the finance and risk management matters specified in this charter; and

•  Prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

The Audit Committee’s job is one of oversight as set forth in this charter. It is not the duty of the Audit Committee to prepare the Company’s consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting.

In performing their duties and responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

•  One or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented;

•  Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person;  or

•  Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.

II. LEGAL OR OTHER REQUIREMENTS; AUTHORITY; MINIMUM MEMBERSHIP; MEMBERSHIP REQUIREMENTS; MINIMUM NUMBER OF MEETINGS

The Committee is established pursuant to Article III, Section 3.01 of the Company’s By-laws (“Bylaws”). This charter does not limit or supersede any authority granted to the Committee under the Bylaws. The members of the Committee are appointed annually by the Board on the recommendation of the Nominating and Governance Committee and serve until their successors are duly elected and qualified. The Board determines the number of members on the Committee from time to time, but the number will not be fewer than the minimum number prescribed by applicable law, the Bylaws or New York Stock Exchange (“NYSE”) requirements. Committee members must fully satisfy independence and experience requirements as prescribed by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934

(“Exchange Act”) and the rules and regulations of the SEC. No Committee member is permitted to serve simultaneously on the audit committee of more than two other public companies.

The Board will, on the recommendation of the Nominating and Governance Committee, appoint one of the members of the Committee to serve as Committee Chairman. The Committee Chairman will, as a subcommittee, have the authority to act on behalf of the Committee between meetings, including the authority to grant preapprovals of audit and permitted non-audit services. The Committee may also form and delegate such authority to other subcommittees consisting of one or more members when appropriate. The decision of the Committee Chairman or other such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to ask the Company to provide the Committee with the support of one or more Company employees to assist it in carrying out its duties. The Committee may request any officer or employee of the Company or of the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Subject to the authority of the Committee Chairman or other subcommittees to act on behalf of the Committee between meetings, the Committee has the sole authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors. The Committee shall pre-approve auditing services and permitted non-audit services to be performed for the Company by the independent auditors in accordance with Section 10A(i) of the Exchange Act.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee and for payment of any administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee, in its capacity as a Board committee, is directly responsible for the appointment, compensation, evaluation, retention, and termination of the Company’s independent auditors. The Board of Directors may submit the Committee’s selection of the Company’s independent auditors to shareholders for ratification, in accordance with the Board policy then in effect. The Committee is directly responsible for oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

The Committee will meet as often as the Committee or the Committee Chair determines, but not less frequently than quarterly.

III. RESPONSIBILITIES OF THE COMMITTEE

The following will be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as it considers appropriate in the circumstances.

Charter Review

•  Review and reassess the adequacy of this charter annually and recommend to the Board any proposed changes to this charter

Financial Reporting / Internal Controls

•  Review and discuss with the internal auditors and the independent auditors their respective annual audit plans, reports and the results of their respective audits

•  Review and discuss the Company’s quarterly financial statements with management and the independent auditors prior to the filing of its Forms 10-Q; such review and discussion will include disclosures made in management’s discussion and analysis and the results of the independent auditors’ reviews of the quarterly financial statements

•  Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K

•  Discuss with management and the independent auditors any significant financial reporting issues arising and any significant judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles

•  Prior to each filing of an audit report with the SEC, review and discuss with the independent auditors:

•   All critical accounting policies and practices to be used;

•   All alternative treatments within generally accepted accounting principles (“GAAP”) for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•   Summaries of other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences or uncorrected misstatements.

•  Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information; discuss generally with management, on a periodic basis, the types of financial information to be disclosed and the types of presentations to be made to analysts and rating agencies, including the circumstances, if any, under which earnings guidance will be provided to analysts or rating agencies

•  Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements

•  Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

•  Discuss with the Company’s independent auditors, internal auditors and management their assessments of the adequacy of the Company’s internal controls, any significant deficiencies relating to financial reporting, the design or operation of the Company’s internal and disclosure controls or other related matters, and any proposals or special steps taken in order to rectify such deficiencies

•  Review and discuss with management, including the General Auditor, and the independent auditors: management’s assessment that the Company maintained effective internal control over financial reporting as of the end of the Company’s most recent fiscal year; the independent auditors’ opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting; and the independent auditors’ opinion on the effectiveness of the Company’s internal control over financial reporting, all beginning as of the end of the Company’s fiscal year ending December 31, 2006, prior to the filing of each Form 10-K

•  Monitor the Company’s progress in promptly addressing and correcting any significant deficiencies in financial reporting, internal controls or related matters

•  Receive periodic reports from the independent auditors and appropriate officers of the Company on significant accounting or reporting developments proposed by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, or the SEC that may impact the Company

•  Receive periodic reports from the independent auditors and appropriate officers of the Company on significant financial reporting and internal control matters for the Company’s subsidiaries

•  Meet with regulators when a meeting is requested by the regulators or the Committee to discuss examination results and promote open communication

•  Review disclosures made to the Committee by the Company’s chief executive officer and chief financial officer during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or any fraud (whether or not material) involving management or other employees who have a significant role in the Company’s internal control over financial reporting

•  Discuss with the Company’s chief executive officer and chief financial officer the certifications they are providing and understand the procedures they undertook

Independent Auditors

•  Select the independent auditors pursuant to a well-organized process

•  Approve all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors

•  Establish guidelines for the preapproval of auditing services and permitted non-audit services to be performed for the Company by the independent auditors

•  Oversee the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) in preparing or issuing an audit report or performing other audit, review or attest services for the Company

•  Evaluate and monitor the independence, qualifications and performance of the independent auditors by, among other things:

•   Obtaining and reviewing a report from the independent auditors at least annually regarding (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry, inspection, investigation, or disciplinary proceeding by governmental, professional, or supervisory authorities, including the Public Company Accounting Oversight Board, within the preceding five years, respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) to assess the auditors’ independence, all relationships between the independent auditors and the Company

•   Reviewing the performance of the independent auditors, including an evaluation of the lead partner of the independent auditors’ team, and taking into account the opinions of management and the internal auditors

•   If so determined by the Committee, taking additional action to satisfy itself of the qualifications, performance and independence of the auditors

•  Oversee the regular rotation of the audit partner(s) as required by law and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the auditing firm itself on a regular basis

•  Establish policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company, including in particular the prohibition on employment under Section 10A(l) of the Exchange Act as chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position (including a director of finance) for the Company, during the one-year period preceding the date of the initiation of the audit

•  Discuss with the independent auditors any material issues on which the national office of the independent auditors was consulted by the Company’s audit team and any material matters of audit quality and consistency

•  Confirm that the independent auditors have access to all necessary Company resources

Internal Audit Function

•  Review the appointment and replacement of the General Auditor, who shall have supervisory responsibility for the internal audit function, and annually review the performance and compensation of the General Auditor

•  Discuss with the General Auditor the significant reports to management prepared by the internal auditing department and management’s responses

•  Discuss with the General Auditor and the independent auditors the internal audit department responsibilities, budget, and staffing, the objectives of the internal audit plan and any recommended changes in the planned scope of the internal audit

•  Confirm that the internal auditors have access to all necessary Company resources

Compliance Oversight

•  Discuss with the senior managers responsible for compliance and regulatory relations, and the General Auditor, the Company’s processes regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct; obtain reports from these senior managers and the General Auditor regarding compliance by the Company and its subsidiary/foreign affiliated entities with applicable legal and regulatory requirements and the Company’s Code of Conduct

•  Discuss with senior managers in private session the effectiveness of the Company’s ethics program

•  Discuss with the Company’s General Counsel the status and results of regulatory agency examinations, any significant issues arising out of such examinations, and related management or Board of Directors responses

•  Receive from the independent auditors any assurances or reports required to be furnished to the Committee under Section 10A(b) of the Exchange Act

•  Establish and provide appropriate oversight of procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters

•  Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies or compliance with the Company’s Code of Conduct

•  Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or that may involve significant legal, reputational, or other risks, and discuss with the senior managers responsible for compliance and regulatory relations legal matters that may have an impact on the Company’s compliance policies

Finance and Risk Management Matters

•  Review management’s investment of the Company’s funds, review the parameters of the various portfolios and investment activities, and consider strategies in view of expectations as to general economic and market conditions

•  Review with management on a regular basis the liquidity, capital needs, and allocations of capital of the Company and its subsidiaries, review the Company’s funding and risk management activities, review and discuss with management the financial aspects of major divestitures and acquisitions, major capital commitments, major borrowings, and proposed issuances of equity and non-routine debt securities, whether privately or publicly distributed

•  Declare dividends on the Company’s stock, and take all necessary related actions, in accordance with the Company’s external dividend policy

•  Discuss with management, the General Auditor, and the independent registered public accountants the Company’s enterprise-wide risk assessment and risk management processes, including major risk exposures and risk mitigants

General

•  Meet separately, periodically, with management, with the internal auditors, and with the independent auditors

•  Report to the Board on the Committee’s activities, as appropriate

•  Maintain minutes or other records of the Committee’s meetings and activities

•  Review and assess the quality and clarity of the information provided to the Committee and make recommendations to management as the Committee deems appropriate from time to time for improving such materials

•  Conduct an annual performance evaluation of the Committee in accordance with procedures approved by the Nominating and Governance Committee

EXHIBIT B

AMERIPRISE FINANCIAL, INC.
CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

INTRODUCTION

The Board of Directors has adopted the categorical standards set forth below to assist it in determining whether or not certain relationships between its directors and the Corporation or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) are “material relationships” for purposes of Section 303A.02(a) of the New York Stock Exchange Listed Company Manual.

Relationships not described in these categorical standards will be evaluated on an individual basis as provided for in Section 303A.02(a). A director who has a relationship with the Corporation or its subsidiaries that is not described in these categorical standards nevertheless may be determined to be independent by the Board of Directors. In such a case, the Board’s basis for the determination of independence will be specifically explained in the proxy statement for the annual meeting of shareholders at which the director is standing for election to the Board of Directors.

The term “immediate family members” as used in these categorical standards is defined in the general commentary to Section 303A.02(b) to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

APPLICATION OF CATEGORICAL STANDARDS

None of the relationships described below shall be deemed to be a “material relationship” between a director and the Corporation and thus a director having such a relationship may be deemed to be “independent” for purposes of Section 303A.02, unless the relationship causes the director not to be independent as a result of any of the provisions of Section 303A.02(b). The provisions of Section 303A.02(b) establish mandatory independence standards involving the employment, affiliations, and compensation of a director or an immediate family member. Also, a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives from, the Corporation or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold (the “Payments Test”).

In applying these categorical standards, the Corporation’s Board of Directors will take into account any “look-back” or transition period specified for purposes of Section 303A of the New York Stock Exchange Listed Company Manual.

(1)   Relationships arising in the ordinary course of business.   Lending, deposit, banking, investment, or other financial service relationships (such as those involving financial planning, annuities, insurance, mutual funds, fiduciary, brokerage, investment management, custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of investments, products or services either by or to the Corporation or its subsidiaries and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director will not be considered “material relationships” if the following conditions and the Payments Test are satisfied:

(a)    the investments, products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated parties;

B-1

(b)   the relationship does not involve the provision of consulting, legal, or accounting services to the Corporation or its subsidiaries by the director or immediate family member personally when the Corporation or a subsidiary is the primary client of the director or immediate family member, or by a firm of which the director or immediate family member is a partner, managing member, principal, or an executive officer with significant policy-making authority over the firm; and

(c)    any extension of credit: (i) was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with similarly situated parties; (ii) is performing; and (iii) complies with any additional requirements imposed on the extension of credit by applicable laws and regulations.

(2)   Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner.   Any relationship not described in Section (1), above, between the Corporation or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder or partner will not be considered a “material relationship,” provided the director is not a principal shareholder of the company or a principal partner of the partnership. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

(3)   Contributions made or pledged to charitable organizations.   Contributions made to any charitable organization pursuant to a matching gift program maintained by the Corporation or by its subsidiaries or by any foundation sponsored by or associated with the Corporation or its subsidiaries are not considered to be a “material relationship” and shall not be included in calculating the materiality threshold set forth in (a), below. Other contributions made or pledged by the Corporation, its subsidiaries, or by any foundation sponsored by or associated with the Corporation or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a “material relationship” if the following conditions are satisfied:

(a)    within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization’s consolidated gross revenues for that fiscal year; and

(b)   the charitable organization is not a family foundation created by the director or immediate family member.

(4)   Certain familial relationships.   A relationship involving a director’s relative will not be considered a “material relationship” solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

B-2

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week VOTE BY INTERNET -www.proxyvote.com
1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Ameriprise Financial, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxycards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ameriprise Financial, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					AMERI1			KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AMERIPRISE FINANCIAL, INC.
The Board of Directors recommends a vote FOR
Items 1 and 2.					For	Withhold	For All	To withhold authority to vote for any individual
Item 1. Election of Directors.					All	All	Except	nominee(s), mark "For All Except" and write the
Nominees:								nominee's name(s) on the line below.
(01) Ira D. Hall
(02) Jeffrey Noddle					☐	☐	☐
(03) Richard F. Powers, III

								For	Against	Abstain
Item 2. Proposal to ratify the Audit Committee's selection of Ernst & Young LLP as independent registered public accountants for 2006.								☐	☐	☐

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

Notice to participants in the AMERIPRISE FINANCIAL 401K PLAN (“AMP 401K”), the AMERICAN EXPRESS COMPANY INCENTIVE SAVINGS PLAN (“AXP ISP”), or the EMPLOYEE STOCK OWNERSHIP PLAN OF AMEX CANADA, INC. and AMEX BANK OF CANADA (“AXP CANADA PLAN”):

If you participate in the AMP 401K, the AXP ISP or the AXP CANADA PLAN, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the AMP 401K, the AXP ISP, and the AXP CANADA PLAN trustees to vote, the trustees must receive your voting instructions by 10:00 a.m. Eastern Time, on Monday, April 24, 2006. If the AMP 401K trustee or the AXP ISP trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other AMP 401K and/or AXP ISP participants who did vote. If the trustee for the AXP CANADA PLAN does not receive your instructions by that date, the trustee will not vote the shares.

For address changes and/or comments, please check this box and write them on the back where indicated				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

AMERIPRISE FINANCIAL, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on
Wednesday, April 26, 2006

P R O X Y

The undersigned hereby appoints Walter S. Berman, John C. Junek, and Thomas R. Moore, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of Ameriprise Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s Minneapolis headquarters, 707 Second Avenue South, Minneapolis, Minnesota 55474, on Wednesday, April 26, 2006, at 11:00 a.m., Minneapolis Time, and at any adjournment(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone. Follow the instructions on the reverse side of this card. If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(continued and to be dated and signed on other side)